News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM PROVIDES UPDATE ON COYOTE FLATS APPRAISAL

Bakersfield, CA - May 3, 2006 - Berry Petroleum Company (NYSE:BRY) has determined that two appraisal wells drilled on the Coyote Flats prospect (Utah) in late 2005 will be commercial based on recent testing and evaluation of the wells. These two wells located on the eastern portion of the acreage were completed in the Ferron sandstone and have recently tested at flow rates of over 900 thousand cubic feet of gas per day (Mcf/D). These rates and well logs are similar to the 2003 discovery well, the Scofield Thorpe 22-41, which tested at a peak rate of 1.1 million cubic feet of gas per day (MMcf/D). The Company drilled two wells in the first quarter of 2006 which it determined were dry holes; the Scofield Christiansen 8-23 well that tested the acreage west of the Scofield reservoir and the Scofield Thorpe 26-43 well that was the first test of the Emery coals. The Company estimates this charge at approximately $5 million pre-tax, which will be incurred in the first quarter of 2006.

Robert Heinemann, president and chief executive officer stated, “We are encouraged that the eastern portion of the acreage continues to exhibit the same rock characteristics of the discovery well that was of original interest to us in this prospect. We are planning the construction of a 13 mile gas pipeline to transport the gas to a sales point and anticipate sales will begin in the third quarter. To better delineate the areal extent of the Ferron and to improve our drilling success rate, we are designing a 15.5 square mile 3D seismic survey of the most promising acreage. We have now completed five of our nine-well drilling commitment under our drill-to-earn agreement.”

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimates,” “planning,” “anticipate,” “will,” and forms of those words indicate forward-looking statements. Important factors that could affect actual results are discussed in Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission in PART 1, Item 1A. Risk Factors, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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